Exhibit 10.37

UNIVERSAL COMPRESSION HOLDINGS, INC.
SUMMARY OF COMPENSATION FOR
DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Directors who are employees receive no separate compensation for Board service. Non-employee directors will receive the following for their service on the Board:

•                  An annual retainer of $30,000 for serving on the Board.

•                  An annual fee for serving as Chair of a Committee. These fees are as follows: $10,000 for the Audit Committee Chair; $5,000 for the Compensation Committee Chair; and $5,000 for Nominating and Corporate Governance Committee Chair.

•                  Fees for meeting attendance of between $500 and $1,000 per Board or Committee meeting attended, except in the case of a Committee Chair, who will receive $1,500 per Committee meeting attended.

•                  Reimbursement for reasonable out-of-pocket expenses.

Non-employee directors are also eligible to receive stock option awards under the Universal Compression Holdings, Inc.’s Incentive Stock Option Plan.

Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors. From time to time, the Compensation Committee of the Board of Directors reviews and determines the salaries that are paid to the Company’s executive officers. The following are the base salaries for the executive officers effective as of July 4, 2005:

Name	Base Salary

Stephen A. Snider, President and Chief Executive Officer	$500,000
Ernie L. Danner, Executive Vice President	$320,000
J. Michael Anderson, Sr. Vice President and Chief Financial Officer	$295,000
D. Bradley Childers, Sr. Vice President, Business Development, General Counsel and Secretary	$275,000
Richard Leong, Sr. Vice President, Marketing	$230,000
Kirk E. Townsend, Sr. Vice President	$300,000

Executive officers are also eligible to participate in an Officer’s Incentive Plan, which provides executive officers with the potential to earn a cash bonus expressed as a percentage of salary. The Officer’s Incentive Plan for fiscal year 2006 was approved by the Compensation Committee of the Board of Directors on July 28, 2005.  In December 2005, the Board of Directors approved a change to the Company’s fiscal year end from March 31 to December 31.  As a result, the report to which this exhibit is filed covers the nine-month period beginning April 1, 2005 and ending December 31, 2005 (the “Transition Period”).  The Company did not undertake any compensation reviews with respect to Transition Period performance, as the Company’s management, in consultation with the Compensation Committee, decided to maintain the Company’s traditional twelve-month compensation measurement and performance review period, which will consist of the Transition Period plus the quarter ending March 31, 2006 (the “Next Review Period”).  This decision was made to maintain the applicability of the twelve-month based compensation measures established at the beginning of that twelve-month period.  The compensation review process for the Next Review Period will likely take place in mid-2006.  To re-align our compensation measurement and performance review period with the Company’s revised fiscal year-end, we expect the compensation measurement and performance review period following the Next Review Period will be a nine-month period beginning April 1, 2006 and ending December 31, 2006.  As a result, we expect the compensation measurement and performance review period and the Company’s fiscal period will be re-aligned beginning with the year ending December 31, 2007.

The executive officers are also eligible to participate in the following:

•                  Universal Compression Holdings, Inc.’s Incentive Stock Option Plan;

•                  Universal Compression Holdings, Inc.’s Restricted Stock Plan;

•                  Universal Compression, Inc.’s Employees’ Supplemental Savings Plan;

•                  Universal Compression Holdings, Inc.’s Employee Stock Purchase Plan;

•                  the Company’s broad-based benefit programs available to its salaried employees, including 401(k), health, disability and life insurance programs.